                                                                    EXHIBIT 4.43



                                 LOAN AGREEMENT
                                      AND
                        ACKNOWLEDGEMENT OF INDEBTEDNESS

                               US$129,655,953.00


                PERUSAHAAN PERSEROAN (PERSERO) PT TELEKOMUNIKASI
              INDONESIA TBK. ABBREVIATED PT. TELKOM (PERSERO) TBK
                                AS THE BORROWER


                       ABN AMRO BANK N. V. JAKARTA BRANCH
                                  AS THE BANK

                                28 JANUARY 2004


                    Prepared by: INDRAYANI, SUGIH & PARTNERS
                           Graha Paramita, 10th Floor
                 Jl. Denpasar Raya Blok. D-2, Kav. 8, Kuningan
                           Jakarta, 12940, Indonesia

                               LOAN AGREEMENT AND
                        ACKNOWLEDGEMENT OF INDEBTEDNESS

             Borrower Reference Number.K.TEL.14/HK810/UTA-00/2004/
                        Bank Reference Number. 010/2004

This LOAN AGREEMENT AND ACKNOWLEDGEMENT OF INDEBTEDNESS is made on the 28th day of January 2004.

BY AND BETWEEN :

1. PERUSAHAAN PERSEROAN (PERSERO) PT TELEKOMUNIKASI INDONESIA TBK. OR ABBREVIATED PT. TELKOM (PERSERO) TBK, a public state owned limited liability company duly established and existing under and by virtue of the laws of the Republic of Indonesia, having its legal domicile in Bandung and an office in Jakarta (this company, its successors in title and assignee hereinafter referred to as the "BORROWER"); and

2. ABN AMRO BANK N.V. Jakarta Branch, by the authorisation from ABN AMRO BANK N.V. Netherlands a banking corporation duly established under the laws of the Netherlands, having its head office in Amsterdam (this company, its successors in title and assignee hereinafter referred to as the "BANK");

WHEREAS :

The Borrower has requested the Bank and the Bank has agreed to provide a short term loan facility to the Borrower in the principal amount of not exceeding US$129,655,953 (one hundred twenty nine million six hundred fifty five thousand nine hundred and fifty three United States Dollars) to be used by the Borrower solely for the purpose to repay all the Borrower's outstanding payment obligation pursuant to the Notes as defined hereunder.

WHEREBY IT IS AGREED THAT :

ARTICLE 1 : DEFINITIONS

1.1. In this Agreement, in addition to the terms elsewhere defined, the terms below have the meaning ascribed thereto:

     "ADVANCE" means save as otherwise provided herein, the principal amount of any drawing made hereunder (as from time to time reduced by repayment);

"ADVANCE REQUEST" means a request made hereunder by the Borrower to the Bank for an Advance in the form set out in the EXHIBIT 1 hereto;

"AGREEMENT" means this Loan Agreement and Acknowledgement of Indebtedness the General Terms and Conditions of the Bank, the documents, agreements and instruments that are executed by the Borrower in respect of the Facility as subsequently amended, supplemented and/or renewed;

"APPLICABLE MARGIN" means 2.75% (two point seventy five per cent) per annum from the outstanding Facility;

"BUSINESS DAY" means a day (other than Saturday, Sunday or public holiday) on which commercial banks are open for regular banking business in Jakarta, Indonesia;

"EVENT OF DEFAULT" means any of the events and circumstances specified in
Article 9;

"DEBT" or "OUTSTANDING AMOUNTS" means the aggregate sum owing by the Borrower to the Bank at any time in respect of any and all advances of funds, together with applicable interest, fees, commissions and other charges relating thereto, and all other liabilities (whether accrued or contingent) of the Borrower to the Bank whatsoever arising under or in connection with the Facility or pursuant to the Agreement;

"DRAWDOWN DATE" means the date of the drawing of the Facility by the Borrower as specified in point b of Article 2.1;

"FACILITY" means the short term loan facility in the principal amount not exceeding US$129,655,953. - (one hundred twenty nine million six hundred fifty five thousand nine hundred and fifty three United States Dollars) to be provided by the Bank to the Borrower under and subject to the terms and conditions of this Agreement;

"FACILITY DOCUMENTS" means this Agreement, the documents, agreements and instruments that are executed by the Borrower in respect of the Facility;

"INTEREST PAYMENT DATES" means:
1.   the thirty-first day of March of the year two thousand four (31-3-2004);
2.   the thirtieth day of April of the year two thousand four (30-4-2004);
3.   the thirty-first day of May of the year two thousand four (31-5-2004);
4.   the thirtieth day of June of the year two thousand four (30-6-2004);
5.   the thirtieth day of July of the year two thousand four (30-7-2004);
6.   the thirty-first day of August of the year two thousand four (31-8-2004);
7.   the thirtieth day of September of the year two thousand four (30-9-2004);
8.   the twenty-ninth day of October of the year two thousand four (29-10-2004);
9.   the thirtieth day of November of the year two thousand four (30-11-2004);
10.  the thirtieth day of December of the year two thousand four (30-12-2004);

and "INTEREST PAYMENT DATE" shall mean any of INTEREST PAYMENT DATES as applicable in the context in which such term is used;

"INTEREST PERIOD" means the period commencing on, in respect of first Interest Period, the Drawdown Date, and ending on the first Repayment Date and, for each subsequent Interest Period, commencing on the last day of the preceding Interest Period, and ending on the next Repayment Date; provided that if any Interest Period would end on a day other than business day, such Interest Period shall end on the immediately next succeeding Business Day, or, if that Business Day falls in the following month, on the preceding Business Day;

"MANAGEMENT LETTER" means the management letter to be entered into by and between the Borrower and PT. ABN AMRO Asia Securities Indonesia, a company duly established and existing under the laws of the Republic of Indonesia, having its legal domicile in Jakarta, in form and substance as set forth in Exhibit 2 hereto, as subsequently amended, supplemented and/or renewed;

"MATERIAL ADVERSE EFFECT" refers to a material adverse effect on (i) the business, operations, property, financial condition, legal status or prospects of the Borrower (ii) the ability of the Borrower to perform its obligations under the Agreement or any other documents in relation with the Agreement or
(iii) the legality, binding effect, validity or enforceability of the Agreement or any documents in relation thereto or the rights or remedies of the Bank thereunder;

"MOJ" means the Minister of Justice and Human Rights of the Republic of Indonesia;

"NOTE" or "NOTES" means promissory note(s) series I and series II issued by the Borrower in connection with the purchase of all the issued shares of PIN as defined hereunder from its shareholders which terms and conditions are set forth in the Conditional Sale and Purchase Agreement dated as of the nineteenth day of April two thousand two (19-4-2002) with a call option that may be exercised on the fifteenth day of March of the year two thousand four (15-3-2004) and "NOTE" means any of the Notes;

"OTHER AGREEMENTS" means (i) Term Loan Agreement IDR 173.000.000.000,00 dated the 10th day Of April 2002 entered into by and between the Borrower and PT. Bank Central Asia Tbk, and (ii) US$21,000,000 Loan Agreement dated the 10th day of April 2002 entered into by and between the Borrower and CITIBANK N.A., Jakarta Branch as arranger;

"LIBO RATE" means with respect to any Advance or the borrowing for any Interest Period (or for any default interest period for any principal of any Advance or the borrowing or any other amount under this Agreement or any other loan document), the rate appearing on LIBOR 01 page of the Reuters screen (or on any successor or substitute page of such service or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Bank, from time to time for purposes of providing quotation of interest rate applicable to United States Dollars deposit in the London Interbank market) at approximately 11.00.a.m., London time, two London Banking Days prior to the commencement of such Interest Period (or default interest period), as the rate for Dollars deposits with the maturity comparable to such Interest Period (or default interest period);


"PARTIES" means the Borrower and the Bank jointly and "PARTY" means any of the Parties as applicable in the context in which such term is used;

"PIN" means PT Pramindo Ikat Nusantara, a limited liability company duly established under the laws of the Republic of Indonesia, having its domicile in Jakarta, including its successors in title and assignee;

"PROSPECTIVE EVENT OF DEFAULT" means any event which may become (with the passage of time, the giving of notice, the making of any determination by the Bank, or any combination thereof) an Event of Default;

"REPAYMENT DATES" means the repayment dates of the Facility, namely:
1.   the thirty-first day of March of the year two thousand four (31-3-2004);
2.   the thirtieth day of April of the year two thousand four (30-4-2004);
3.   the thirty-first day of May of the year two thousand four (31-5-2004);
4.   the thirtieth day of June of the year two thousand four (30-6-2004);
5.   the thirtieth day of July of the year two thousand  four (30-7-2004);
6.   the thirty-first day of August of the year two thousand four (31-8-2004);
7.   the thirtieth day of September of the year two thousand four (30-9-2004);
8.   the twenty-ninth day of October of the year two thousand four (29-10-2004);
9.   the thirtieth day of November of the year two thousand four (30-11-2004);
10. the thirtieth day of December of the year two thousand four (30-12-2004); "and "REPAYMENT DATE" means any of the Repayments Dates as applicable in the context in which such term is used, provided however, that if any such date falls on a day which is not a Business Day, the relevant Repayment Date shall be the next succeeding Business Day unless such day would fall in a succeeding calender month in which case the Repayment Date shall be the immediately preceding Business Day;

"RUPIAH" or "IDR" means the lawful currency of the Republic of Indonesia;

"SOVEREIGN EVENTS" means a freeze, moratorium, act of state, governmental regulation or directive (whether by statute or government) whether temporary or permanent or, due to a disruption in the local market for such currency transaction from any cause whatsoever;

"SUBSIDIARIES" means any legal entities of which 50% (fifty percent) or more of the issued shares are held by the Borrower, either directly or indirectly through one or more intermediaries and "SUBSIDIARY" means any of the

     SUBSIDIARIES as applicable in the context in which such term is used;

     "UNITED STATES DOLLARS" or the sign of "US$" means lawful currency of the United States of America.

1.2. a. When a reference is made in this Agreement to an Article, a paragraph, a Schedule or an Exhibit, such reference shall be to an Article, a paragraph, a Schedule or an Exhibit to this Agreement unless otherwise clearly indicated to the contrary.
     b. The headings of an Article or a paragraph contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


ARTICLE 2: THE FACILITY AND ACKNOWLEDGEMENT OF INDEBTEDNESS

2.1  THE FACILITY
     a. At the request of the Borrower and subject to the terms and conditions of this Agreement, the Bank agreed to make the Facility available to the Borrower on the Drawdown Date.
     b. The Facility may only be drawndown by a single drawing on the thirtieth day of January 2004 or any other date(s) as mutually agreed by the Parties herein and subject to the fulfillment of the conditions precedent set forth in Article 5 hereunder, and provided further that the Borrower is not entitled to utilize the remaining amount of the undrawn Facility if the Borrower does not draw in full the Facility on the Drawdown Date.
     c. Any amount of Debt which has been paid by the Borrower to the Bank may not be re-borrowed.


2.2  PURPOSE
     Subject to the terms and conditions of the Agreement, the Borrower shall use the Facility solely for the purpose to repay all the Borrower's outstanding payment obligation pursuant to the Notes in the amount of US$129,655,953 (one hundred twenty nine million six hundred fifty five thousand nine hundred and fifty three United States Dollars)


2.3  ACKNOWLEDGEMENT OF INDEBTEDNESS
     The Borrower does hereby acknowledge that effective as of the signing date of this Agreement, the Borrower is effectively and legally indebted and owing to the Bank in the amount equal to the Debt, and the Bank hereby accepts such acknowledgement of indebtedness by the Borrower.


ARTICLE 3: INTEREST AND FEES

3.1  INTEREST
     The Parties agree that:

     a. Borrower shall on each Interest Payment Date pay to the Bank interest in the amount of LIBO Rate added with the Applicable Margin; and

     b. Interest shall be calculated based on the actual numbers of days elapse, provided that the first day shall be included in the calculation but last day shall not be calculated, and one year shall be counted as 360 (three hundred sixty) days.

3.2  FEE

     In relation with the Facility, the Borrower shall be obliged to pay a management fee in the amount of 0.4% (zero point four percent) from the Facility and on terms and condition as set forth in the Management Letter and this management fee shall be fully paid by the Borrower at the latest 7 (seven) Business Days after the Drawdown Date.

ARTICLE 4: REPAYMENT

Subject to the provisions of this Agreement, the Facility shall be repaid in 10
(ten) installments on each of the following Repayment Dates and in the followings amount :

1. on the thirty-first day of March of the year two thousand four (31-3-2004), in the amount of US$ 12,965,595.00 (twelve million nine hundred sixty-five thousand five hundred ninety-five United States Dollars);
2. the thirtieth day of April of the year two thousand four (30-4-2004), in the amount of US$ 12,965,595.00 (twelve million nine hundred sixty-five thousand five hundred ninety-five United States Dollars);
3. the thirty-first day of May of the year two thousand four (31-5-2004), in the amount of US$ 12,965,595.00 (twelve million nine hundred sixty-five thousand five hundred ninety-five United States Dollars);
4. the thirtieth day of June of the year two thousand four (30-6-2004)), in the amount of US$ 12,965,595.00 (twelve million nine hundred sixty-five thousand five hundred ninety-five United States Dollars);
5. the thirtieth day of July of the year two thousand four (30-7-2004)), in the amount of US$ 12,965,595.00 (twelve million nine hundred sixty-five thousand five hundred ninety-five United States Dollars);
6. the thirty-first day of August of the year two thousand four (31-8-2004), in the amount of US$ 12,965,595.00 (twelve million nine hundred sixty-five thousand five hundred ninety-five United States Dollars);
7. the thirtieth day of September of the year two thousand four (30-9-2004), in the amount of US$ 12,965,595.00 (twelve million nine hundred sixty-five thousand five hundred ninety-five United States Dollars);
8.   the twenty-ninth day of October of the year two thousand four
     (29-10-2004), in the amount of US$ 12,965,595.00 (twelve million nine hundred sixty-five thousand five hundred ninety-five United States Dollars);
9. the thirtieth day of November of the year two thousand four (30-11-2004), in the amount of US$ 12,965,595.00 (twelve million nine hundred sixty-five thousand five hundred ninety-five United States Dollars);

     10. the thirtieth day of December of the year two thousand four (30-12-2004) in the amount of US$ 12,965,598.00 (twelve million nine hundred sixty-five thousand five hundred ninety-eight United States Dollars).


ARTICLE 5 : CONDITIONS PRECEDENT

Save as the Bank may otherwise agree, the Bank shall not be obliged to accept the request for drawing the Facility unless the Bank has confirmed to the Borrower that it has received all of the documents and matters listed below and that each is, in form and substance, satisfactory to the Bank :
(i) a verified copy of the Supplement of the State Gazettes of the Republic of Indonesia publishing the entirely amended Articles of Associations of the Borrower and all the amendments thereto and the notarial deed(s) which contain the amendment(s) to the Articles of Association of the Borrower, the approval and/or acceptance of report from the MOJ with regard to the amendment(s) to the Articles of Association of the Borrower as the case may be and the due registration at the Registry of the Companies;
(ii) verified copies of the written approval of the Board of Commissioners of the Borrower in compliance with paragraph 5 of Article 12 of the Articles of Association of the Borrower;
(iii) the written statement from the Borrower that the representations and warranties set forth in the Agreement are true, complete, correct and not misleading and will be so after the utilization of the Facility;
(iv) a verified copy of the notarial deed with regard to the appointment of the incumbent members of the Board of Directors and the Board of Commissioners of the Borrower;
(v)    a verified copy of this Agreement;
(vi) not less than 2 (two) Business days prior to the Drawdown Date, the Bank has received from the Borrower the Advance Request in form and substance satisfactory to the Bank, specifying at least :
       a.    the Drawdown Date;
       b.    the intended Repayment Dates shall be Business Days.


ARTICLE 6 : REPRESENTATION AND WARRANTIES

The Borrower represents and warrants to the Bank that :

a. STATUS : the Borrower is a limited liability company duly established and existing under the laws of the Republic of Indonesia with the power to enter into and exercise its rights and perform its obligations under the Agreement and all the documents related thereto;
b. AUTHORIZATIONS : all actions required to authorize the Borrower's execution of and performance of the Agreement and all the documents related thereto have been duly taken. The exercise of the Borrower's rights and performance of its obligations under the Agreement and all the documents related thereto will neither contravene its Articles of Association or any law or regulation to which it is subject, nor cause it to be in breach of or default under any agreement or other document binding on it or any of its assets;

c. OBLIGATIONS BINDING : the Borrower's obligations under the Agreement and all the documents related thereto are legal, valid, binding and enforceable against the Borrower in accordance with the respective terms thereof;
d. CONSENTS : all governmental and other third-party licenses, consents and authorisations requisite for the carrying on of the Borrower's business and the ownership of its assets, and for the execution, delivery and performance of the Agreement and all the documents related thereto have been obtained and are in full force and effect. No consent is required from the Government of the Republic of Indonesia or any third parties, for the Company to enter into this Loan Agreement.
e. LITIGATION : no litigation, arbitration or administrative proceeding is current or pending or, so far as it is aware, threatened against the Borrower (i) to restrain the entry into, or compliance with its obligations under the Agreement or any other documents related thereto or (ii) which has or could have a material adverse effect on it or any of its Subsidiaries;
f. NO EXISTING ENCUMBRANCE : except as otherwise notified in writing to the Bank, there is no existing or subsisting charge, mortgage, pledge, lien or any other encumbrance of any kind whatsoever created on or over the Borrower's assets, including without limitation present and future revenues;
g. NO CONFLICT : the Borrower's execution, delivery and performance of the Agreement and all the documents related thereto to which Borrower is a party do not and will not (i) violate any provision of any law, decree, regulation or similar enactment applicable to the Borrower, (ii) conflict with the Borrower's Articles of Association, or (iii) conflict with or result in the breach of any provision of any agreement, order, judgement or instrument by which the Borrower or any of its assets is bound;
h. FINANCIAL CONDITION OF BORROWER : the Borrower maintains its accounting system in accordance with generally accepted accounting principles in Indonesia (PSAK) consistently applied from year to year. The most recent financial statements provided to the Bank are materially correct, complete, not misleading and fairly represent the financial condition of the Borrower (and its group companies, if consolidated) as of the date thereof. As of the date hereof, there has been no material adverse change to the Borrower's assets, operations or financial condition as reflected in such financial statements;
i. NO DEFAULTS OR VIOLATIONS : Except in the occurrence of technical default (which the Borrower has obtained waivers from its creditors) under the Other Agreements, the Borrower is not in default in respect of any material contractual obligation, including payment obligations to other creditors. The Borrower is not in violation of any law, regulation, decree, order, judgement, or award of any domestic or foreign governmental agency or other authority, where the violation could have a Material Adverse Effect. There has occurred no Event of Default nor any Prospective Event of Default;
j. TAXES : the Borrower is in compliance with all applicable tax laws and regulations, and has not received any notice of deficiency or assessment in connection with any of its tax returns. There are no pending tax audits of, or tax claims asserted against, the Borrower;
k. WINDING-UP : no meeting has been convened, or resolution passed, or any action taken by any party for the Borrower's winding-up, dissolution or liquidation, or for the appointment of a receiver, trustee, judicial manager, supervisory judge

     (Hakim Pengawas) or similar officer of the Borrower and/or its assets;
l. ACCURACY OF INFORMATION : all information supplied by the Borrower to the Bank in connection with the Agreement and all the documents related thereto are true, complete and accurate in all material respects as at the date they were given and are not misleading in any respect;
m. ARTICLES OF ASSOCIATION : that at the date of execution of this Agreement the latest entire amendment of the Articles of Association of the Borrower and the amendments thereto are published in :
     (1) Supplement number 7900 to the Official Gazette of the Republic of Indonesia number 76 dated the twenty-second day of September of the year one thousand nine hundred and ninety-five (22-9-1995);
     (2) Supplement number 556 to the Official Gazette of the Republic of Indonesia number 7 dated the twenty-third day of January of the year one thousand nine hundred and ninety-eight (23-1-1998);
     (3) Supplement number 336 to the Official Gazette of the Republic of Indonesia number 92 dated the seventeenth day of November of the year two thousand (17-11-2000); and
     (4) Supplement number 5495 to the Official Gazette of the Republic of Indonesia number 45 dated the fourth day of June of the year two thousand two (4-06-2002);
     and up to the date of this Agreement is executed, except for the abovementioned Supplements to the Official Gazettes there are presently no other or further amendments to the Articles of Association of the Borrower;
n. THE INCUMBENT MEMBERS OF THE BOARD OF DIRECTORS AND THE BOARD OF COMMISSIONERS : that at the date of the execution of the Agreement, the incumbent members of the Board of Directors and the Board of Commissioners of the Borrower are as follows:
     -President Director : Mr. Kristiono;
     -Director : Mr. Guntur Siregar;
     -Director : Mr. Garuda Sugardo;
     -Director : Mr. Suryatin Setiawan;
     -Director : Mr. Agus Utoyo;
     -President Commissioner : Mr. Bacelius Ruru;
     -Commissioner : Mr. Agus Haryanto;
     -Commissioner Independent : Mr. Arif Arryman;
     -Commissioner independent : Mr. Petrus Sartono;
     and there are no other person(s) or party (parties) appointed as the member(s) of the Board of Directors and/or the member(s) of the Board of Commissioners of the Borrower;
o. BANKRUPTCY/SUSPENSION OF PAYMENT : that up to the date of this Agreement is executed, the Borrower is not involved in bankruptcy or suspension of payment and/or on going bankruptcy proceedings threatened, the adverse determination of which might have a materially adverse affect on the financial condition of the Borrower or impair the ability of the Borrower to perform its obligations under this Agreement;
p. CAPITAL : that at the date of the execution of this Agreement the authorized capital amounts to Rp 20.000.000.000.000.00 (twenty trillion Indonesian Rupiah) divided into 1 (one) share seri A Dwiwarna and 39,999,999,999 (thirty nine billion nine hundred ninety nine million nine hundred ninety nine thousand nine hundred and ninety nine) shares series B, each share or each kind of share having a par value of Rp 500.00 (five hundred Rupiah). From the authorized capital of the Borrower 1 (one) share series A and 10,079,999,639 (ten billion seventy nine million nine hundred ninety nine thousand six hundred thirty nine) shares series B have been issued and fully paid by the following shareholders;
     a. the Republic of Indonesia as the owner/holder of 1 (one) shares series A Dwiwarna and 6.672.235.355 (six billion six hundred seventy two million two hundred thirty five thousand three hundred fifty five) shares series B;
     b. Public as the owner/holder of 3,407,764,284 (three billion four hundred seven million seven hundred sixty four thousand two hundred eight four) shares series B;
     and there are no other persons or parties who are shareholders of the Borrower.
q. REPETITION : the Borrower shall ensure that each of these representations and warranties will remain true, correct, complete and not misleading so long as the Facility remains available for utilization by the Borrower or any outstanding amounts exist.


ARTICLE 7 : AFFIRMATIVE COVENANTS

The Borrower hereby covenants to the Bank that so long as the Borrower is still indebted to the Bank pursuant to this Agreement, the Borrower shall :

a. FINANCIAL STATEMENTS : maintain its accounting system in accordance with generally accepted accounting principles in Indonesia (PSAK), and provide to the Bank its unaudited quarterly financial statements (including a balance sheet and profit and loss statement) within 60 days of the end of each quarter, and its audited annual financial statements within 180 days after each financial year end;
b. Financial Condition : The Borrower shall ensure that, at all times, its consolidated financial condition, as evidenced by the Borrower's then most recent quarterly or annual reports (as the case may be) delivered to the Bank pursuant to Clause 6.(a) (adjusted, as the Bank my consider appropriate, to take account of any changes in circumstances which occur after the date as of which such consolidated reports were prepared), shall be such that at all times:
     (i) the ratio of its Total Debt to Total Equity is not more than 2 : 1
     (ii) the ratio of its Total Debt to EBITDA is not more than 3 : 1
     (iii) the ratio of its Debt Service Coverage should be at least 1.5.
     The expressions "Total Debt", "Total Equity", "EBITDA" and "Debt Service Coverage" shall have the meanings respectively given to them in EXHIBIT 3 hereto;
c. PAYMENT : punctually pay to the Bank all Outstanding Amounts as they become due and payable and otherwise comply with its obligations under the Agreement and all the documents related thereto;
d. NOTIFICATION OF CHANGES : notify the Bank in writing no later than 14 (fourteen) Business Days after the occurrence of any change to the Borrower's shareholders, member of the Board of Directors and the Board of Commissioners or Articles of Association;
     e. LITIGATION: promptly notify the Bank of any litigation, arbitration or administrative proceedings commenced, pending or threatened against it or any of its Subsidiaries which may have a material adverse effect upon its ability to duly perform all or any of its obligations under the Agreement and all the documents related thereto executed by the Borrower;
     f. NOTIFICATION OF EVENT OF DEFAULT: promptly notify the Bank of any Event of Default or Prospective Event of Default upon becoming aware of its occurrence;
     g. MATERIAL ADVERSE CHANGE: undertake that there shall be no material adverse change in the financial condition or operations of the Borrower (or its group companies, if consolidated) from the date of the last financial statements delivered to the Bank;
     h. COMPLIANCE WITH LAW: comply with all applicable laws and regulations, including tax laws, and comply with the terms of and do all that is necessary to submit in a timely manner all notices, filings and reports, and maintain in full force and effect all licenses, permits and consents, as may be necessary or appropriate to conduct the Borrower's current business activities and for the performance of the Borrower's obligations under the Agreement and the documents related thereto;
     i. SUBORDINATION OF RELATED-PARTY INDEBTEDNESS: ensure that all existing and future related-party indebtedness to the Borrower is subordinated to the Outstanding Amounts at any time owing to the Bank, and in respect of such indebtedness shall ensure that an acknowledgement of subordination has been received by the Bank in form and substance satisfactory to the Bank. As used herein, "related-party indebtedness" shall include, without limitation, money owing by the Borrower to shareholders and their family members and any legal entity or other organisation in which any of them holds an equity interest or management authority;
     j. PARI PASSU: ensure that, to the extent any Outstanding Amounts are or become unsecured (whether as a result of loss, damage or decline in value of secured assets or for any other reason), the obligations of the Borrower in respect thereof shall rank equally and rateably with all its other unsecured, unsubordinated liabilities;
     k. INSURANCE: in respect of all assets of the Borrower, obtain and maintain policies of insurance covering such risks and provide the Bank with a copy of such insurance policy;
     l. EQUAL SECURITY TREATMENT: that as agreed by the Bank the Borrower does not provide any security, therefore if during the lifetime of the Agreement the Borrower shall create any indebtedness which is not categorised as a subordinated debt and inter-company loans, and such debts are issued with financial covenants and/or accompanied by the grant of a security interest in assets of the Borrower, the Borrower shall immediately notify the Bank and provide the Bank with equivalent financial covenants or acceptable security which shall rank at least pari passu with such other creditors;
     m. RIGHT TO INSPECT: permit the Bank access upon reasonable notice by the Bank to inspect any assets, premises and/or property of the Borrower;
     n. INFORMATION: so long as the Borrower is still indebted to the Bank pursuant to this Agreement and as long as required by the applicable laws in the field of capital markets, the Bank is entitled to request the Borrower to deliver any information related to the business, assets and financial condition of the Borrower as the Bank may reasonably require for any purpose in connection with the Facility.


ARTICLE 8: NEGATIVE COVENANTS

The Borrower hereby covenants to the Bank that so long as the Borrower is still indebted to the Bank pursuant to this Agreement, the Borrower shall:
a. NO ASSET DISPOSAL: not without the prior written consent of the Bank sell, transfer, lease exchange or otherwise dispose of all or any substantial part of the Borrower's assets, nor extend loans to any third party including related and/or affiliated parties, except for transactions carried out in the ordinary course of its business.
b. NEGATIVE PLEDGE: not create or permit to exist any pledge, mortgage, charge, assignment, hypothecation, encumbrance or any other security interest, or other arrangement having the effect of a security interest, over any of its assets, including without limitation future revenues, to secure obligations to another creditor, unless approved in writing by the Bank. Such approval may be granted or withheld by the Bank in the exercise of its sole discretion, and may be conditional upon the Bank receiving equivalent or better security or undertakings from the Borrower.
c. MERGER AND EXPANSION: not (i) enter into any transaction of merger or consolidation or acquisition which may cause the Borrower to become a liquidating party or in any event deteriorate the Borrower's business and the Borrower's capability to fulfill its obligations under this Agreement or which may cause material change in the Borrower's core of business in the field of telecommunication unless, after giving effect to such transaction, the surviving entity is the Borrower and no Default or event of default has occurred and is continuing, or (ii) undertake any new project or substantial expansion or diversification of its existing business, except as required in the ordinary course of the Company's business
d. OTHER ASSET: not, nor permit its Subsidiaries to, sell, lease, or otherwise transfer any property or asset to, or purchase, lease, or otherwise acquire any property or asset from, or otherwise engaged in any other transactions with, any of its Subsidiary or affiliate.
e. OTHER INDEBTEDNESS: not, except as required in the ordinary course of business, make, create, assume, or in any manner become or remain liable for any indebtedness (whether secured or unsecured, whether direct or indirect and whether absolute or contingent) to any third party, including without limitation the Issuance of bonds, debentures or other corporate debt instruments or become liable as guarantor or surety in respect to of any obligation of any third party, including affiliated parties, without the prior written consent of the Bank.
f. NO SUBSTANTIAL CHANGE TO BUSINESS: ensure that there is no substantial change to the type nature or scope of business of the Borrower as currently conducted;

ARTICLE 9: EVENTS OF DEFAULT

(a)  EVENTS OF DEFAULT
     Unless the Bank otherwise consents in writing, each of the following shall be an Events of Default (whether or not within the control of the Borrower);
     (i) NON-PAYMENT: The Borrower fails to pay when due all or part of any Outstanding Amount or the Borrower fails to pay its payment obligations pursuant to the Management Letter.
     (ii) BREACH: The Borrower fails to perform or comply with any covenant or other obligation assumed by it in the Agreement or any of the documents related thereto and that failure is not remedied within ten (10) Business Days of receipt of notice thereof from the Bank or within any other expressly permitted grace period.
     (iii) MISREPRESENTATION: Any representation or warranty made by the Borrower under the Agreement or any document related thereto is untrue or misleading in any material respect.
     (iv) INSOLVENCY: The Borrower is unable to pay its debts as and when they fall due from its own money, ceases or threatens to cease payment of its debts generally, commences negotiations with any one or more of its creditors with a view to the general adjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or composition with its creditors or commences any analogous process.
     (v) WINDING-UP: Any corporate action, any legal proceeding or any other overt action is taken or commenced by the Borrower or any third party for the Borrower's winding-up, dissolution, liquidation, administration or re-organization (whether or not voluntary in nature) or for the appointment of a liquidator, receiver, administrator, supervisory judge (Hakim Pengawas) or similar officer in respect of the Borrower revenues and assets.
     (vi) ENFORCEMENT: Any part of the revenues or assets of the Borrower becomes the subject of any enforcement action under a relevant encumbrance or is otherwise seized, confiscated, encumbered or attached for the non-payment of debt, or any analogous process is commenced or occurs.
     (vii) CESSATION OF BUSINESS: The Borrower ceases or threatens to cease conducting all or a substantial part of its present business or enter into any unrelated business.
     (viii) CROSS-DEFAULT: Any amount owing by the Borrower on account of borrowings or other financing arrangement is not paid when due (or within any applicable grace period); or becomes, or is capable of being rendered, due before its stated maturity as the result of a termination event (however described) under the terms of any relevant agreement, or, any financing commitment or drawdown right available to the Borrower is cancelled, withdrawn or withheld as the result of the occurrence of a termination event (however described) under the terms of any relevant agreement.
     (ix) ILLEGALITY: It is or becomes unlawful for the Borrower to perform any or all of its obligations under the Agreement or any documents related thereto are not or cease to be legal, valid, binding or enforceable.

     (x) MATERIAL ADVERSE EFFECT: Any event or circumstance occurs or is threatened with respect to the Borrower which, in the reasonable opinion of the Bank, has or is likely to have a Material Adverse Effect.
(b)  CONSEQUENCES OF DEFAULT
     Upon the occurrence of an Event of Default and at any time thereafter, the Bank may by written notice to the Borrower:
     (i) declare that the Agreement and any other documents related thereto shall be terminated;
     (ii) have the right to demand immediate repayment of all Outstanding Amounts, provided that in respect of outstanding contingent liabilities of the Borrower based on bills accepted by, guarantees issued by, or obligations irrevocably assumed by the Bank under the Facility, the Borrower shall immediately provide cash cover to the Bank by placing sufficient monies on deposit with the Bank to cover all such contingent liabilities upon their respective maturities;
     (iii) exercise any and all rights afforded the Bank under the Agreement, any document related thereto and/or as provided by law.
(c)  EARLY TERMINATION
     With regard to any early termination of the Facilities, the Borrower hereby waives the provisions of the second and third sentences of Article 1266 of the Civil Code prevailing in the Republic of Indonesia to the extent such provisions require court pronouncement for termination of contracts and the provisions of Article 1267 of the Civil Code prevailing in the Republic of Indonesia to the extent such provisions grant the Borrower an election of remedies.


ARTICLE 10: MARKET DISRUPTION
(a) If in relation to any Interest Period the Bank determines (which determination shall be conclusive and binding) that by reason of circumstances affecting the Jakarta Inter Bank Market generally, adequate and fair means do not exist for ascertaining Libo Rate for that Interest Period, the Bank shall notify the Borrower accordingly, and no Advance and/or further Advance (as the case may be) shall be made unless and until an alternative basis is agreed in accordance with paragraph (b) of this
     Article 10 (Alternative Basis by Agreement).
(b) ALTERNATIVE BASIS BY AGREEMENT: As soon as practicable after such notification, the Borrower and the Bank shall negotiate in good faith with a view to agreeing upon an alternative basis for funding the Facility and determining the applicable interest rate, periods and payment dates. If an alternative basis is agreed in writing within a period of 30 days after such notification or such longer period for negotiation as the Parties may agree, the alternative basis shall take effect in accordance with its terms.
(c) FAILURE TO AGREE: If an alternative basis is not agreed pursuant to paragraph (b) of this Article 10.
     If one or more Advances have previously been made:
     (i) the Borrower shall pay interest on the Facility for the relevant Interest Period at the rate from time to time determined by the Bank to be the aggregate of (a) the Applicable Margin and (b) the rate per annum representing the cost to the Bank of funding or maintaining the Facility during the relevant Interest Period from such sources and otherwise on such basis as the Bank may reasonably select; and
     (ii) the Bank may, by giving written notice to the Borrower, require the Borrower to prepay the Facility in full. Such notice shall specify a prepayment date which is not less than 30 days after the notice is given. On the specified date the Facility shall be cancelled and the Borrower shall prepay the Facility in full together with interest thereon from the beginning of the relevant Interest Period to the date of prepayment calculated in accordance with paragraph (i) above.


ARTICLE 11: DEFAULT INTEREST

The Borrower agrees that default interest, at the rate of 2% (two percent) per annum over the applicable interest ate as stated in paragraph 3.1.a. of Article 3, shall be charged by the Bank on the Outstanding Amounts not paid by the Borrower on demand or when otherwise due. Such interest shall be calculated on a daily basis and shall continue to accrue up to the time of actual payment.


ARTICLE 12: PAYMENTS

(a) PAYMENT: All payments by the Borrower shall be made in the currency as specified in respect of the relevant Facility, or such other currency as determined by the Bank in immediately available funds free and clear of any withholdings or deductions for any present or future taxes, levies, imposts, duties or other charges, unless otherwise required by applicable laws;
(b) NO SET-OFF: All payments required to be made in respect of the Facility by the Borrower shall be calculated without reference to any set-off or counterclaim and shall be made in full, free and clear of any deduction for or on account of any set-off or counterclaim. To effect such purpose, the Borrower hereby waives the provisions of Article 1425 of the Civil Code prevailing in the Republic of Indonesia.


ARTICLE 13: INDEMNITIES

(a)  INDEMNITY ON DEFAULT
     The Borrower shall hold harmless and indemnify the Bank in full in respect of all claims, losses, expenses (including taxes and legal fees) and liabilities incurred or sustained by the Bank as the result of the occurrence of any Event of Default.
(b)  INDEMNITY ON CURRENCY CONVERSION
     If any sum (a "SUM") due from the Borrower under the Agreement and/or any documents related thereto or any order, judgement, award or decision given or made in relation hereto or in connection therewith has to be converted from the currency (the "FIRST CURRENCY") in which such Sum is payable into another currency (the "SECOND CURRENCY") for the purpose of:
     (i) making or filing a claim or proof against the Borrower;

     (ii) obtaining an order, judgement in any court, arbitral proceedings or other tribunal; or
     (iii) enforcing any order, judgement, award or decision given or made in relation hereto;
     the Borrower shall indemnify the Bank from and against any loss suffered or incurred as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to the Bank at the time of receipt of such Sum.


ARTICLE 14: CURRENCY AVAILABILITY AND CONVERSION

If in relation to any Sovereign Events:
a. the Borrower request for drawdown in the foreign currency as agreed upon and the Bank cannot get sufficient funding on the requested foreign currency from the Indonesian domestic market, the Bank has the right to propose to the Borrower that the drawdown shall not be made in that agreed foreign currency but in IDR. If accepted by the Borrower, the said conversion shall take place against the exchange rate as published by Bank Indonesia at the date of the drawdown. The interest rate on this converted amount will be solely determined by the Bank. If not accepted, the Bank has the right to refuse the drawdown.
b. Upon notice to the Borrower, the Bank may at any time convert any or all Outstanding Amounts denominated in a foreign currency to IDR if and when the foreign currency is not available from the Indonesian domestic market as determined by the Bank. As a consequence of such currency conversion, a new interest rate which shall be solely determined by the Bank immediately to the Outstanding. Amounts as stated in IDR. The conversion of such currency shall be made on the prevailing exchange rate on such date and in such market as mutually determined by the Bank and the Borrower as being most appropriate for such conversion. In the event there is no agreement on the conversion, the Bank has the right to demand immediate prepayment in the currency as outstanding under the Facility and the Borrower shall be obliged to repay the Facility in such manner but without penalty.


ARTICLE 15: CHANGES IN CIRCUMSTANCES

(a) INCREASED COSTS: If by any reason of any change in law or in its interpretation or administration, or as a result of the Bank's compliance with any request or requirement relating to the maintenance of capital or any other request from or requirement of any central bank or other fiscal, monetary or other authority:
     (i) the Bank is unable to obtain the rate of return on its capital which it would have been able to obtain but for the Bank's making, funding or maintaining the Facility or part thereof; or
     (ii) the Bank incurs a cost as a result of its making, funding or maintaining the Facility or part thereof;

     then the Borrower shall, from time to time on demand of the Bank, promptly pay to the Bank amounts sufficient to hold harmless and indemnify the Bank for such reduction in the rate of return of capital or such increased cost, or shall on such date as the Bank shall have specified repay to the Bank all Outstanding Amounts.
(b) ILLEGALITY : if it becomes unlawful for the Bank to fund or perform its obligations in respect of any Facility, then upon becoming aware of such circumstances the Bank shall deliver to the Borrower a notice to that effect. Upon receipt of such notice by the Borrower all outstanding Amounts in respect of any such Facility shall be immediately due and payable and the Bank's commitment to fund or make available to the Borrower any such Facility shall terminate, provided that in respect of outstanding contingent liabilities of the Borrower based on bills accepted by, guarantees issued by, or obligations irrevocably assumed by the Bank under any Facility, the Borrower shall immediately provide cash cover to the Bank by placing sufficient monies on deposit with the Bank to cover all such contingent liabilities upon their respective maturities


ARTICLE 16 : COUNTRY LIMITATION

Any obligation of the Bank in respect of the Agreement and the Facility made available hereunder are owed exclusively by the branch of the Bank in Indonesia. The head office, holding company, Subsidiaries and affiliates (whether within or outside the Republic of Indonesia) of the Bank shall under no circumstances be liable for such obligations if the branch of the Bank in Indonesia fails to discharge or delays the discharge of or is prevented from discharging any such obligation.


ARTICLE 17 : DISCLOSURE OF INFORMATION

The Borrower hereby expressly authorizes the Bank to disclose information relating to the Borrower of any transactions or dealing between the Bank in connection with this Agreement to:
a. any relevant branches, subsidiaries or associated or affiliated companies of the Bank,
b. any assignee or transferee of the Bank's rights under any of the Facility Documents; and
c. all government agencies and authorities in the Republic of Indonesia and elsewhere where the disclosure is required by law.


ARTICLE 18 : SET-OFF

If the Borrower can not fulfill its obligations to the Bank in respect of this Agreement, the Bank may at its discretion set-off or apply any sum standing from time to time to the credit of any one or more account(s) of the Borrower with the Bank and any other money owing by the Bank to the Borrower in or towards payment or satisfaction or all or any of the Outstanding Amounts.

Article 19 : ACKNOWLEDGEMENT OF INDEBTEDNESS

a. If an Event of Default occurs, and if the applicable law require the Borrower and the Bank to provide a simple an acknowledgement of indebtedness in relation to the Borrower's Debt to the appropriate authority or the judge(s) or arbiter(s), the Borrower hereby irrevocably authorize and confers the Bank with an irrevocable power of attorney, to make and execute such documents on terms and conditions as required by the related authority based on the Bank's books and records.


     This power of attorney is given with the conditions that;
     1. this power of attorney shall be effective as of the date of this Agreement, to be used in case of an event or default in the future;
     2.   this power is given with the power of substitution;
     3. the Borrower shall ratify the Bank all actions done by the Bank by virtue of this power of attorney;
     4. the Borrower hereby waives the provisions of Articles 1813, 1814 and 1816 of the Civil Code prevailing in the Republic of Indonesia.

b. The Borrower hereby acknowledges that the Bank's books and records are prima facie evidence.


Article 20 : GOVERNING LAW, JURISDICTION AND DISPUTE RESOLUTION

(a) GOVERNING LAW : This Loan Agreement shall be governed by and construed in accordance with the laws of the Republic of Indonesia;

(b) LEGAL DOMICILE : The Borrower irrevocably agrees that the Registrar Office of the District Court of Central Jakarta be the permanent and irrevocable legal domicile of the Borrower;

(c)  DISPUTE RESOLUTION :
     1. The Parties agree that if any difference, dispute, conflict or controversy (a "Dispute"), arises among the Parties out of or in connection with this Agreement or its performance or for the breach thereof, including without limitation any dispute regarding its interpretation, performance, existence, validity, effectiveness and the termination of the rights or obligations of any Party, the Parties will attempt for a period of thirty (30) calendar days after the receipt by one Party of a written notice from the other Party of the existence of the Dispute to settle the Dispute by amicable settlement between the Parties.
     2. If the Parties are unable to reach agreement to settle the Dispute within the thirty (30) calendar days period mentioned in paragraph
          (c).1 of this Article 20, then either Party may submit the Dispute to be settled exclusively and finally by a Board of Arbitration under the applicable rules of the Badan Arbitrase Nasional Indonesia (Indonesian National Arbitration Board) (the "Rules"). The arbitration will be conducted in Jakarta. Notwithstanding the provisions of Article 22, any notice of arbitration, response or other communication given to or by a party to the arbitration must be given and deemed received as provided in the Rules.
3. The Board of Arbitration will consist of three arbitrators appointed in accordance with the Rules.
4. The Board of Arbitration appointed must conduct the arbitration in accordance with this Agreement, the Rules and Law of the Republic of Indonesia number 30 year 1999 regarding Arbitration and Alternative Dispute Resolution and the implementing regulations issued thereunder ("Arbitration Law"). Where this Agreement, the Rules, or the Arbitration Law are silent as to the conduct of the arbitration proceedings, the Board of Arbitration must decide as to how the proceedings will be conducted.
5. No Party will be entitled to commence or file any action in a court of law relating to any Dispute until the matter will have been determined by the Board Of Arbitration as provided in this Article 20, except for the enforcement of arbitral award granted pursuant to proceedings commenced pursuant to this Article 20.
6. Except as otherwise permitted in the Arbitration Laws and Regulations, any decision of the Board of Arbitration in any matter within this Article will be final, binding and incontestable and may be used as a basis for enforcement thereon in Indonesia or elsewhere. Each of the Parties hereby renounces any right it may otherwise have to appeal or seek relief from the award or any decision of the arbitrators contained therein and agrees that, in accordance with Article 60 of the Arbitration Law, no party shall appeal to any court from the award or decision of the arbitrators contained therein. The Board of Arbitration will be entitled to include in its decision a determination as to the payment of the cost and expenses of the arbitrators, the administrative costs of the arbitration, the legal fees incurred by the Parties, the cost and expenses of witnesses and all other costs and expenses necessarily incurred in the opinion of the Board of Arbitration in order to property settle the Dispute.
7. The Parties expressly agree (1) that the decisions must be made based on majority votes of the arbitrators, (ii) that the Board of Arbitration must state the reasons for its decisions in writing and must take the decisions entirely on the basis of applicable laws and not on the basis of the principle of ex aequo at bono, and (iii) that the mandate of the Board of Arbitration duly constituted in this Agreement will remain in effect until a final arbitration award has been issued by the Board Of Arbitration.
8. This Article 20 is intended to be an Arbitration Clause within the meaning of the Arbitration Law and shall irrevocably bind the Parties to submit all irreconcilable disputes to final and binding arbitration in accordance with the Arbitration Law, the Rules and this Agreement.


ARTICLE 21 : CONSISTENCY AND INTERPRETATION

The Parties intend that the Agreement and the documents related thereto be construed and interpreted to be consistent with one another. Any inconsistencies in terminology, syntax, or expression should be construed in a reasonable manner in light of the plain meaning of the words and the manifest intent of the Parties. If any irreconcilable inconsistency is found to exist, then the terms of the Agreement shall prevail over any other documents related thereto. The Parties intend that English be the controlling language of the Agreement Any translation of the Agreement for any purpose shall at all times remain subject to interpretation and clarification by reference back to the original English version.


ARTICLE 22 : NOTICES

a. Manner : Any notice or other communication permitted or required under the Agreement shall be in writing and in English unless otherwise required by law in which case a sworn English translation shall be provided, and shall be delivered personally or sent by courier service or fax, to the recipient party at the address :

     In case of the Bank:
     ABN AMRO Bank N.V.
     Jakarta Stock Exchange Building, Tower II, 10th Floor
     Jl. Jenderal Sudirman Kav. 53-54
     Jakarta 12190
     Attention : Jeffrey Karman/Andry Bamas
     Telephone : (62-21) 5156422/5156030
     Facsimile : (62-21) 5154410

     In case of the Borrower :
     PT. TELKOM (PERSERO) Tbk
     Address   : Jalan Japati Number. 1, Bandung 401333
     Attention : Saptono Widyonarko
     Telephone : (62-22) 4523110
     Facsimile : (62-22) 7200023

     or any other address as may be specified by that Party from time to time by written notice to the other Party.

b. Any notice or other communication shall be deemed to have been duly given and received : (i) at the date of receipt when personally delivered; (ii) the date 14 days after posting if transmitted by registered mail or airmail; or (iii) the date of transmission with confirmed answer back if transmitted by telex or facsimile. The parties acknowledge that informal communications may occur by means of electronic mail, but due to risks relating to reliability of transmission, authenticity and confidentiality, the parties acknowledge and agree that electronic mail shall not be acceptable as a means of notice hereunder unless, in any particular instance, the Parties otherwise agree.


ARTICLE 23 : SEVERABILITY

Any illegal, invalid or unenforceable provision of the Agreement or any documents related thereto shall not affect the legality, validity and enforceability of the Agreement or any documents related thereto as a whole, and such offending provision shall be construed so as to give effect to the apparent and manifest intention of the parties to the maximum extent allowed by law.


ARTICLE 24 : WAIVER

No failure or delay on the part of the Bank to enforce any right under the Agreement or any documents related thereto shall constitute a waiver or relinquishment of any other right of the Bank, or of such right in any other instance.


ARTICLE 25 : ENTIRE AGREEMENT

The Agreement, together with the documents related thereto, constitutes the entire agreement and understanding between the Bank and the Borrower, and supersedes and cancels all previous negotiations, representations, undertakings, understandings and agreements with respect to the subject matter hereof.


ARTICLE 26 : TIMELINESS

Complete, timely and faithful performance by the Borrower of its obligations contemplated herein is of the essence of the Agreement.


ARTICLE 27 : GENERAL TERMS AND CONDITIONS

The Bank's General Terms and Conditions, the Borrower has received copies of all said documents in the English language, which form as part of this Loan Agreement. In the event of any discrepancy, difference in meanings and/or interpretation between the terms and conditions under this Loan Agreement and the terms of above said documents, the terms and conditions of this Loan Agreement shall prevail.


ARTICLE 28 : NO ASSIGNMENT

The Borrower may not assign, transfer or otherwise convey its rights or obligations hereunder in whole or in part to any person.

ARTICLE 29 : AMENDMENTS

The Bank reserves the right to amend or vary the terms and conditions including fees and interest rates, of the Facility made available to the Borrower. No other amendment or variance to the Agreement or any documents related thereto shall be binding upon the Bank unless in writing and executed by a duly authorized representative of the Bank.


ARTICLE 30: COUNTERPART

This Agreement is made in two counterpart and each of the counterpart shall be deemed as original and as the same legal effect.

In witness whereof this Loan Agreement and Acknowledgement of Indebtedness was signed on the day and date as set forth above.

FOR AND ON BEHALF OF                      FOR AND ON BEHALF OF
THE BORROWER                              THE BANK
PERUSAHAAN PERSEROAN (PERSERO)            ABN AMRO BANK N.V.
PT TELEKOMUNIKASI INDONESIA TBK.
[PT. TELKOM (PERSERO) TBK.]


[STAMP DUTY]


/s/ Kristiono                             /s/ Jeffrey Karman
KRISTIONO                                 JEFFREY KARMAN
-------------------                       ------------------------
PRESIDENT DIRECTOR                        VICE PRESIDENT,
                                          HEAD OF CREDIT PORTFOLIO
                                          MANAGEMENT INDONESIA


                                          /s/ Benny Surjadharma
                                          BENNY SURJADHARMA
                                          ------------------------
                                          ATTORNEY IN-FACT

Legalization number : 09/L/IS/I/2004

I, the undersigned, ISYANA WISNUWARDHANI SADJARWO,
Sarjana Hukum, Notary in Jakarta, do hereby certify that the contents of this document have been sign by :

1.   Mr. KRISTIONO, President Director,
     for and an behalf of Perusahaan Perseroan
     (Persero) PT. Telekomunikasi Indonesia Tbk or abbreviated PT. Telkom (Persero) Tbk, domicile in Jakarta;

2.   a.   Mr. JEFFREY BOB KARMAN or written JEFFREY
          KARMAN Vice President, Head of Credit
          Portofolio Management Indonesia,
     b.   Mr. BENNY HARVING SURJADHARMA, Attorney
          In-Fact,
     for and on behalf of ABN AMRO Bank N.V.
     domicile in Netherlands;

personally known to me, Notary and thereafter the abovename person subscribed their signature to this document in the presence of me, Notary.



                                             Jakarta, January 28, 2004



                                      [STAMP DUTY]
                                      /s/ (ISYANA WISNUWARDHANI SADJARWO, S.H.)
                                       (ISYANA WISNUWARDHANI SADJARWO, S.H.)
                                      -----------------------------------------
                                                 Notary in Jakarta.

                                    EXHIBIT 1

                                 Advance Request

From : Perusahaan Perseroan (Persero) PT. Telekomunikasi Indonesia TBK., or
       abbreviated PT. Telkom (Persero) Tbk.
To   : ABN AMRO BANK N.V., Jakarta Branch
Date : 28 January 2004

Dear Sirs,

We refer to the Loan Agreement And Acknowledgement of Indebtedness No. dated 28 January 2004 (the "Loan Agreement") made between ourselves as the Borrower and yourselves as the Bank.

We hereby give you notice that we wish an Advance to be made to us under the Loan Agreement as follows :
     Amount: US$ 129,555,953.00 (one hundred twenty-nine million six hundred fifty five thousand nine hundred fifty three United States Dollars)
     Drawdown Date: 30 January 2004
     Interest Payment Dates and
     Repayment Dates: Are as set forth in paragraph 1.1. of Article 1 of the
                      Loan Agreement

Please remit all the of abovementioned amount to the following:
     Bank: JPMorgan Chase, Singapore Branch
     Account name: PT. Telekomunikasi Indonesia (Principal Escrow Account) Account number : 151879980
     Wire-address:
     Bank: JPMorgan Chase Bank, New York
     Account: 001-0975001
     Beneficiary: JPMorgan Chase Bank, Singapore Branch For further credit to account No. 151879980
     Reference: PT. Telkom Indonesia

We confirm that, at the date hereof, the representations and warranties set out in Article 6 of the Loan Agreement are true as of the date hereof and no Event of Default pursuant to Article 9 of the Loan Agreement has occurred.
Terms defined in the Loan Agreement shall have the same meanings in this Advance Request.

Yours faithfully,
for and on behalf of
PT Perusahaan Perseroan (Persero) PT. Telekomunikasi Indonesia Tbk., or abbreviated PT. Telkom (Persero) Tbk.


Kristiono
President Director

                                    EXHIBIT 2

Jakarta, 28 January 2004

PERUSAHAAN PERSEROAN (PERSERO)
PT TELEKOMUNIKASI INDONESIA TBK
OR ABBREVIATED PT. TELKOM (PERSERO) TBK.
Jalan Japati No. 1
Bandung
Attn. Board of Directors

Dear Sirs,

                          Subject : Management Letter

With reference to paragraph 3.2 of Article 3 of the Loan Agreement And Acknowledgement Of Indebtedness entered into by and between PERUSAHAAN PERSEROAN (PERSERO) PT TELEKOMUNIKASI INDONESIA Tbk or abbreviated PT. TELKOM (PERSERO) Tbk., a public state owned limited liability company duly established and existing under and by virtue of the Laws of the Republic of Indonesia, having its legal domicile in Bandung Jalan Japati No. 1 and an office in Jakarta (this company, its successors in title and assignees will hereinafter be referred to as "Telkom") and ABN AMBO BANK N.V. Jakarta Branch, by the authorisation from ABN AMRO BANK N.V. Netherlands, a banking corporation duly established under the laws of the Netherlands, having its head office in Amsterdam this company, its successors in title and assignees will hereinafter be referred to as the "Bank") Number K.TEL 14/HK810/UTA-001/2004 and Number 010/2004 dated 28 January 2004 (this agreement as subsequently amended, supplemented or renewed will hereinafter be referred to as the "Loan Agreement"), a copy of which is attached hereto as Exhibit 1, as subsequently amended, supplemented and/or renewed, Telkom has agreed to make a payment to us, PT. ABN AMRO ASIA SECURITIES INDONESIA, a limited liability company duty established under the laws of the Republic of Indonesia, having its domicile in Jakarta and its head office at Jakarta Stock Exchange Building Tower II 10th floor, Sudirman Central Business District, Jalan Jend. Sudirman Kav. 52-53, Jakarta 12190 (this company, its successors in title and assignee will hereinafter be referred to as the "AAASI") as a management fee, under the terms and conditions which will be specified under this management letter (as subsequently amended, supplemented or renewed will hereinafter be referred to as the "Letter").

In order to enable Telkom to obtain from the Bank a short term loan facility in the principal amount not exceeding US$129,655,953.00 (one hundred twenty nine million six hundred fifty five thousand nine hundred and fifty three United States Dollars) under the terms and conditions as set forth in the Loan Agreement (hereinafter referred to as the "Facility"), AAASI at the request of Telkom has managed all the actions to be taken for the purpose to meet Telkom wishes to obtain the Facility from the Bank on terms and conditions as set forth in the Loan Agreement to be used by Telkom solely for the repayment of its obligations pursuant to the Note, including to arrange with the legal consultant and the Notary to prepare and to finalise all documentation hereinafter referred to as "Services".

Therefore, we hereby would like to re-confirm Telkom's commitments and agreements to AAASI that:

(1) in relation with the performance of AAASI to provide Services, Telkom shall pay to AAASI a fee which includes out-of-pocket expenses, in the amount of 0.4% (zero point four percent) from the Facility (hereinafter referred to as the "Fee");

(2) The Fee shall be fully paid by Telkom to AAASI no later than 7 (seven) business days after the date of the drawing of the Facility by Telkom;

(3) The payment of the Fee shall be made in immediately available funds and any deductions or withholdings for any present or future taxes shall be in accordance with the applicable laws;

(4) For every day of delay to pay in full the Fee, Telkom shall pay a default interest at the rate of 2% (two percent) per annum over the applicable interest rate as stated in paragraph 3.l.a. of Article 3 of the Loan Agreement on the total outstanding amounts not paid by the Telkom to AAASI pursuant to the Letter. Such default interest shall be calculated on a daily basis and shall continue to accrue up to the time of actual payment.

(5) The agreement and commitment of Telkom and AAASI as set forth in this Letter shall be governed under the laws of the Republic of Indonesia;

(6) If in the future the Bank and/or AAASI request Telkom to enter into, an agreement/other documents in relation with this Letter Telkom hereby undertakes to enter into such agreement/documents.

(7) The legal and permanent domicile of Telkom shall be the Registrar Office of the District Court of Central Jakarta;

(8) This Letter shall be deemed as an integral, substantial and inseparable part of the Loan Agreement, without which the Loan Agreement shall not be made.

AAASI and Telkom has agreed on the following terms and conditions :

1. Any difference, dispute, conflict or controversy (the "Dispute") between AAASI and Telkom will be settled by amicable settlement.

2. If AAASI and Telkom are unable to settle the Dispute, then either AAASI or Telkom may submit the Dispute to be settled exclusively and finally by a Board of Arbitration under the applicable rules of the Badan Arbitrase Nasional Indonesia (Indonesian National Arbitration Board) (hereinafter referred to as the "Rules"). The arbitration will be conducted in Jakarta. Notwithstanding the provisions regarding notices as set forth hereunder, any notice of arbitration, response or other communication given to or by a Party to the arbitration must be given and deemed received as provided in the Rules;

3. The Board of Arbitration will consist of three arbitrators appointed in accordance with the Rules.

4. The Board of Arbitration appointed must conduct the arbitration in accordance with this Agreement, the Rules and Law of the Republic of Indonesia number 30 year 1999 regarding Arbitration and Alternative Dispute Resolution and the implementing regulations issued thereunder ("Arbitration Law"). Where the Letter, the Rules, or the Arbitration Law are silent as to the conduct of the arbitration proceedings, the Board of Arbitration must decide as to how the proceedings will be conducted.

5. No Party will be entitled to commence or file any action in a court of law relating to any Dispute until the matter will have been determined by the Board of Arbitration as provided in this Article 4 except for the enforcement of arbitration award granted pursuant to proceedings commenced pursuant to this clause.

6. Except as otherwise permitted in the Arbitration Laws and Regulations, any decision of the Board of Arbitration in any matter within this clause will be final, binding and incontestable and may be used as a basis for enforcement thereon in Indonesia or elsewhere. Each of the Parties hereby renounces any right it may otherwise have to appeal or seek relief from the award or any decision of the arbitrators contained therein and agrees that, in accordance with Article 60 of the Arbitration Law, no party shall appeal to any court from the award or decision of the arbitrators contained therein. The Board of Arbitration will be entitled to include in its decision a determination as to the payment of the cost and expenses of the arbitrators, the administrative costs of the arbitration, the legal fees incurred by the Parties, the cost and expenses of witnesses and all other costs and expenses necessarily incurred in the opinion of the Board of Arbitration in order to properly settle the Dispute.

7. The Parties expressly agree (i) that the decisions must be made based on majority votes of the arbitrators, {ii) that the Board of Arbitration must state the reasons for its decisions in writing and must take the decisions entirely on the basis of applicable laws and not on the basis of the principle of ex aequo et bono, and (iii) that the mandate of the Board of Arbitration duly constituted in the Letter will remain in effect until a final arbitration award has been issued by the Board of Arbitration.

8. This clause intended to be an Arbitration Clause within the meaning of the Arbitration Law and shall irrevocably bind the Parties to submit all irreconcilable disputes to final and binding arbitration in accordance with the Arbitration Law, the Rules and the Letter.

9.     All correspondences between the Parties shall be as follows:

       - Any notice or other communication permitted or required under the Agreement shall be in writing and in English unless otherwise required by law in which case a sworn English translation shall be provided, and shall be delivered personally or sent by courier service or fax, to the recipient party at the address:

              In case of the Telkom:

              Perusahaan Perseroan (PERSERO) FT Telekoenunikasi Indonesia Tbk.

Jl. Japati No. I , Bandung 40133
Attn. Mr. Saptono Widyonarko
Telephone :62-22-452-3110
Facsimile :62-22-720-0023

In case of AAASI:

PT. ABN AMRO Asia Securities Indonesia
Jakarta Stock Exchange Building Tower II 10th floor
Sudirman Central Business District
Jalan Jend. Sudirman Kav. 52-53
Jakarta 10029
Attn. Mr. Benny Surjadharma
Telephone : 62-21-5156018
Facsimile :62-21-5151892

or any other address as may be specified by that Parties from rime to time by written notice to the other Party.

       - Any notice or other communication shall be deemed to have been duly given and received : (i) at the date of receipt when personally delivered; (ii) the date 14 days after posting if transmitted by registered mail or airmail; or (iii) the date of transmission with confirmed answer back if transmitted by telex or facsimile. The Parties acknowledge that informal communications may occur by means of electronic mail, but due to risks relating to reliability of transmission, authenticity and confidentiality, the parties acknowledge and agree that electronic mail shall not be acceptable as a means of notice hereunder unless, in any particular instance, the Parties otherwise agree.

10. Any rights or obligations granted hereunder shall not be assignable, transferred or otherwise conveyed in whole or in part without prior written consent of the other Party.

11. All amendments, supplements or renewal of this Letter shall be made in writing and signed by the Parties.

12. Any illegal, invalid or unenforceable provision of the Letter or any documents related thereto shall not affect the legality, validity and enforceability of the Agreement or any documents related thereto as a whole, and such offending provision shall be construed so as to give effect to the apparent and manifest intention of the parties to the maximum extent allowed by law.


If you agree that the foregoing fairly sets but your understanding of our mutual responsibilities, we would appreciate having your acknowledgement and agreement by signing a copy of this Letter in the space indicated below and return such signed copy to us as soon as practicable.

For and on behalf of :                Acknowledged and agreed all
PT. ABN AMRO ASIA                     the terms and conditions herein,
  SECURITIES INDONESIA                for and on behalf of :
                                      PERUSAHAAN PERSEROAN
[COMPANY STAMP]                       (PERSERO) PT TELEKOMUNIKASI
                                      INDONESIA TBK OR ABBREVIATED PT.
                                      TELKOM (PERSERO) TBK.,

/s/ BENNY SURJADHARMA                 /s/ KRISTIONO
BENNY SURJADHARMA                     KRISTIONO
-----------------                     ---------
Director                              President Director

                                   EXHIBIT 3

- Total Debt means subordinated debt + long term group companies debt + long term debt + long term bank debt + short term bank debt + other short term debt + current maturities.

-      Total Equity means tangible net worth

- EBITDA means earnings before interest expenses, taxes, depreciation and amortization.

- Debt Service Coverage means the ratio of (a) EBITDA to (b) gross interest expenses + short term bank debt + other short term debt + current maturities.

Legalization number: 10/L/IS/I/2004 _________________

I, the undersigned, ISYANA WISNUWARDHANI SADJARWO, Sarjana Hukum, Notary in Jakarta, do hereby certify that the contents of this document have been signed by: ____________________________________________________________

1. Mr. KRISTIONO, President Director, for and on behalf of Perusahaan Perseroan (Persero) PT. Telekomunikasi Indonesia Tbk or abbreviated PT. Telkom (Persero) Tbk, domicile in Jakarta;

2. Mr. BENNY HARVING SURJADHARMA, Director, for and on behalf of PT. ABN AMRO ASIA SECURITIES INDONESIA, domicile in Jakarta;

personally known to me, Notary and thereafter the abovename person subscribed their signature to this document in the presence of me, Notary.

Jakarta, January 28, 2004

[COMPANY STAMP]

/s/ Isyana Wisnuwardhani Sadjarwo, S.H.

Isyana Wisnuwardhani Sadjarwo, S.H.
        Notary in Jakarta.